NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES $200 MILLION EXPANSION OF 2025
SHARE REPURCHASE PROGRAM

DAVIDSON, N.C. – August 11, 2025 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $200 million expansion of its 2025 share repurchase program, which is now expected to result in annual share repurchases of $266 million in 2025.

“We are pleased to announce this new $200 million expansion of our 2025 repurchase program and increase to our annual share buyback commitment,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation. “As evidenced by the recent increase in our full-year 2025 guidance across all major financial metrics, communicated earlier this month, we are compounding earnings at a mid-teens pace over time, and delivering strong and consistent free cash flow generation. Our healthy balance sheet continues to support disciplined capital allocation centered on pursuing strategic acquisitions as an accelerator to organic growth, reinvesting in our business, and ensuring consistent returns to shareholders.”

Under this new program, the Company will repurchase $200 million in additional shares immediately via a 10b5-1 program. The Company continues to execute on its existing $60 million share repurchase program, initiated in January 2025, which is expected to be completed this year. Upon completion of these programs, the Company will have remaining open repurchase authorization of $334 million.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,000 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.